Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of Inmode Ltd. of our report dated March 13, 2019, except for the effects of the stock split discussed in Note 14 to the financial statements, as to which the date is July 26, 2019 relating to the financial statements of Inmode Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts" in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
July 26, 2019	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,

P.O Box 50005 Tel-Aviv 6150001 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il